Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Smith & Nephew plc:

We consent to the incorporation by reference in the registration statements (No. 333-122801, No. 333-13694, No. 333-155173, No. 333-155172, No. 333-158239, No. 333-168544, No. 333-199117) on Form S-8 of Smith & Nephew plc of our report dated 22 February 2018, with respect to the Group balance sheets of Smith & Nephew plc and subsidiaries as of 31 December 2017 and 2016 and the related Group income statements, Group statements of comprehensive income, Group cash flow statements and Group statements of changes in equity, for each of the years in the three-year period ended 31 December 2017, and the related notes, and the effectiveness of internal control over financial reporting as of 31 December 2017, which report appears in the 31 December 2017 annual report on Form 20-F of Smith & Nephew plc.

/s/ KPMG LLP

KPMG LLP

London, United Kingdom

5 March 2018